Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Elong Power Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of: (i) Class A Ordinary Shares and (ii) Common Warrants to purchase Class A Ordinary Shares	Rule 457(o)	—	—	$9,200,000	0.00013810	$1,270.52
	Equity	Pre-Funded Units consisting of: (i) Pre-funded Warrants to purchase Class A Ordinary Shares, and (ii) Common Warrants to purchase Class A Ordinary Shares (3)	Rule 457(i)	—	—	—	0.00013810	—
	Equity	Class A Ordinary Shares issuable upon exercise of Common Warrants (4)	Rule 457(o)	—	—	$36,800,000	0.00013810	$5,082.08
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—
	Total Offering Amounts					$46,000,000		$6,352.60
	Total Fees Previously Paid							—
	Total Fee Offsets							$—
	Net Fee Due							$6,352.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A ordinary shares, par value $0.00016 per share, (the “Class A Ordinary Shares”), of Elong Power Holding Limited (the “Registrant”) registered hereby also include an indeterminate number of additional Class A Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	The proposed maximum offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units offered and sold in the offering, and as such, the proposed aggregate maximum offering price of the Units together with Pre-Funded Units (as well as the Class A Ordinary Shares included in the Units and issuable upon exercise of the Common Warrants and Pre-Funded Warrants included in such Units and Pre-Funded Units, as applicable), if any, is $9,200,000.

(4)	There will be issued one Common Warrant to purchase one Class A Ordinary Share for every one Class A Ordinary Share offered. As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum offering price of the Class A Ordinary Shares issuable upon exercise of the Common Warrants included in the Units or Pre-Funded Units, as applicable, proposed to be sold in the offering is $9,200,000, which is equal to 100% of $9,200,000, as each Unit and each Pre-Funded Unit will include a Common Warrant to purchase one Class A Ordinary Share at an exercise price equal to 100% of the purchase price per Unit; however the Common Warrants may be exercised, at the option of the holder, using on a zero exercise price option, whereby the holder thereof may not pay a cash purchase price upon such exercise, but instead would receive upon such exercise equal to two (2) times the number of Class A Ordinary Shares that would be issuable upon exercise of the Common Warrants if such exercise were by means of a cash exercise rather than a cashless exercise. In addition: (i) on the 4th and 8th trading day following the closing of the offering, the exercise price for the Common Warrants will be reduced to 70% and 50% of the initial exercise price, respectively; and (ii) upon adjustment to the exercise price for the Common Warrants, the number of issuable warrant shares will be proportionately increased so that the nominal aggregate exercise price of the Common Warrants will remain the same. Accordingly, upon adjustment of the exercise price for the Common Warrants, the number of Class A Ordinary Shares issuable upon exercise of the Common Warrants will double, resulting in the potential issuance of up to four (4) times the number of Class A Ordinary Shares nominally issuable under the Common Warrants. The maximum aggregate offering price for the Class A Ordinary Shares issuable upon exercise of the Common Warrants is thus the stated aggregate exercise price of $9,200,000 times 4.